As filed with the Securities and Exchange Commission on April 10, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Varian Semiconductor Equipment Associates, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0501994
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

35 Dory Road, Gloucester, Massachusetts	01930
(Address of Principal Executive Offices)	(Zip Code)

Deferred Compensation Plan

(Full Title of the Plan)

Gary L. Loser

Vice President and General Counsel

35 Dory Road

Gloucester, Massachusetts 01930

(Name and Address of Agent For Service)

978-281-2000

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation Obligations	$60,000,000	$60,000,000	$6,420.00

(1)	The Deferred Compensation Obligations are unsecured obligations of Varian Semiconductor Equipment Associates, Inc. to pay deferred compensation in the future in accordance with the terms of the Varian Semiconductor Equipment Associates, Inc. Deferred Compensation Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Under the Deferred Compensation Plan, the registrant will provide a select group of highly compensated or management employees (the “Eligible Employees”) the opportunity to enter into agreements for the deferral of a specified percentage of their cash compensation. The obligations of the registrant under such agreements (the “Obligations”) will be unfunded and unsecured general obligations of the registrant to pay in the future the value of the deferred compensation and registrant contributions adjusted to reflect the performance, whether positive or negative, of selected investment measurement options, chosen by each participant, during the deferral period in accordance with the terms of the Deferred Compensation Plan.

The Deferred Compensation Plan will be administered by a committee designated by the Board of Directors (the “Committee”) who are not participants in the Deferred Compensation Plan. The Committee may from time to time adopt rules and procedures governing the Deferred Compensation Plan and shall have the authority to give interpretive rulings with respect to the Deferred Compensation Plan.

An Eligible Employee may elect to defer all or a portion of his or her compensation. The amount of compensation to be deferred by each participant will be determined in accordance with the Deferred Compensation Plan based on elections by the participant. Participants may elect to defer any percentage of salary up to 50% and any percentage of bonus up to 100%.

The Obligations for each participant will equal the balance in a bookkeeping reserve account established for such participant. The investment earnings credited to such account will be indexed to one or more mutual funds or indices, the type of which will be individually chosen by each participant from a list of types of investment media. Each participant’s deferred compensation account will be adjusted to reflect contributions by the registrant and the investment experience of the selected mutual funds or indices, including any appreciation or depreciation. The registrant is not required to actually invest the deferred compensation in the types of funds specified by participants. However, the registrant may establish a trust, which may be a grantor trust for federal income tax purposes, to make such investments to assist the registrant in meeting the Obligations.

The Obligations will be distributed by the registrant in accordance with the terms of the Deferred Compensation Plan and upon a payment plan selected by each participant. Upon a determination by the Committee that a participant has suffered an unforeseeable financial emergency, the Committee may direct the registrant to pay such participant an amount necessary to meet the emergency, but not exceeding the aggregate balance of the participant’s deferral account.

A participant’s right or the right of any other person to the Obligations cannot be assigned or transferred in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process. If any participant attempts to transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefit under the Deferred Compensation Plan, the Committee may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effect of such occurrence. The Obligations are not convertible into another security of the registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the registrant.

The registrant may at any time amend, suspend or reinstate any or all of the provisions of the Deferred Compensation Plan, except that no such amendment, suspension or reinstatement may adversely affect any participant’s deferral account as it existed as of the day before the effective date of such amendment, suspension or reinstatement, without such participant’s prior written consent. The registrant may terminate the Deferred Compensation Plan at any time and for any reason whatsoever; provided, however, that a termination of the Deferred Compensation Plan may not adversely affect the value of a participant’s deferral account as it existed as of the effective date of such termination without the participant’s prior written consent.

Item 5. Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Law”) authorizes a Delaware corporation to indemnify officers, directors, employees and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The registrant’s Restated Certificate of Incorporation and By-laws provide for indemnification of officers and directors to the fullest extent permitted by Delaware Law. In addition, the registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that contained in the Restated Certificate of Incorporation and By-laws.

The registrant maintains directors and officers liability insurance for the benefit of its directors and certain officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gloucester, Commonwealth of Massachusetts, on this 7th day of April, 2006.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

By:	/s/ Gary E. Dickerson
Gary E. Dickerson
Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Varian Semiconductor Equipment Associates, Inc., hereby severally constitute and appoint Richard A. Aurelio, Gary E. Dickerson, Robert J. Halliday and Gary L. Loser, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Varian Semiconductor Equipment Associates, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard A. Aurelio Richard A. Aurelio	Chairman of the Board of Directors	April 7, 2006

/s/ Gary E. Dickerson Gary E. Dickerson	Chief Executive Officer and Director (Principal executive officer)	April 7, 2006

/s/ Robert J. Halliday Robert J. Halliday	Executive Vice President, Treasurer and Chief Financial Officer (Principal financial officer)	April 7, 2006

/s/ Thomas C. Baker Thomas C. Baker	Corporate Controller (Principal Accounting Officer)	April 7, 2006

/s/ Xun (Eric) Chen Xun (Eric) Chen	Director	April 7, 2006

/s/ Robert W. Dutton Robert W. Dutton	Director	April 7, 2006

/s/ Dennis G. Schmal Dennis G. Schmal	Director	April 7, 2006

/s/ Elizabeth E. Tallett Elizabeth E. Tallett	Director	April 7, 2006

INDEX TO EXHIBITS

Number	Description
4.1(1)	Restated Certificate of Incorporation of the Registrant

4.2(1)	By-Laws of the Registrant

4.3(1)	Rights Agreement

4.4(2)	Amendment No. 1 to the Rights Agreement between First Chicago Trust Company of New York and Registrant, dated February 19, 1999, to appoint EquiServe Trust Company, N.A.

4.5(3)	Amendment No. 2 to the Rights Agreement (as amended) between EquiServe Trust Company, N.A. and the Registrant

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24	Power of attorney (included on the signature pages of this registration statement)

(1)	Previously filed with the Securities and Exchange Commission as an Exhibit to the registrant’s Registration Statement on Form 10, as amended (File No. 000-25395), and incorporated herein by reference.
(2)	Previously filed with the Securities and Exchange Commission as an Exhibit to the registrant’s Annual Report on Form 10-K for the fiscal year ended September 28, 2001 (File No. 000-25395), and incorporated herein by reference.
(3)	Previously filed with the Securities and Exchange Commission as an Exhibit to the registrant’s Annual Report on Form 10-K for the fiscal year ended October 1, 2004 (File No. 000-25395), and incorporated herein by reference.